World Funds Trust 485BPOS

Exhibit 99.(p)(5)

CODE OF ETHICS
for LDR Capital Management, LLC

OCTOBER 2021

Table of Contents

Introduction	2

Personal Trading Policy	4

Reports; Special Disclosure Requirements	10

Conflicts of Interest	12

Political Contributions and Pay-to-Play	15

Insider Trading Policies and Procedures	17

Market Rumors Policies and Procedures	24

Appendix A: Code of Ethics Acknowledgement	A-1

Appendix B: Disciplinary Questionnaire	B-1

Appendix C: Outside Activity/Inside Disclosure Statement	C-1

Appendix D: Conflicts of Interest Questionnaire	D-1

Appendix E: Notification Form for Receiving Gifts in Excess of $250 or Entertainment in Excess of $500	E-1

Appendix F: Pre-Clearance Form for Providing Gifts in Excess of $250 or Entertainment in Excess of $500	F-1

Appendix G: New Hire Political Contribution Disclosure Form	G-1

Appendix H: Annual Political Contribution Disclosure Form	H-1

Form 1: Pre-Clearance Form for Initial Public Offerings and Limited Offerings	i

Form 2: Initial Holdings Report	ii

Form 3: Annual Holdings Report	iv

Form 4: Quarterly Transaction Report	vi

Form 5: Non-Discretionary Account Certification	vii

INTRODUCTION

High ethical standards are essential for the success of LDR Capital Management, LLC (“LDR”). LDR is of the view that the long-term business interests are best served by adherence to the principle that the interests of the private funds and separately managed accounts that it manages (collectively, the “Advisory Clients”) come first. LDR has a fiduciary duty to the Advisory Clients it manages, which requires LDR’s employees to act solely for the benefit of the Advisory Clients. In recognition of LDR’s fiduciary obligations to the Advisory Clients and LDR’s desire to maintain its high ethical standards, LDR has adopted this Code of Ethics (the “Code”). This Code contains provisions designed to seek to: (i) prevent improper personal trading by employees; (ii) prevent improper use of material, non-public information about securities recommendations made by LDR or securities holdings of the Advisory Clients; (iii) identify conflicts of interest; and (iv) provide a means to resolve any actual or potential conflict in favor of the Advisory Clients. In addition, it should be noted that the Code requires all employees to comply with applicable Federal Securities Laws. If there are any questions as to which Federal Securities Laws are applicable to LDR, employees should consult with the Chief Compliance Officer. Failure to adhere to Federal Securities Laws, state securities laws and other applicable regulations could expose an employee to sanctions imposed by LDR, the Securities and Exchange Commission (the “SEC”) or law enforcement officials.

LDR’s Chief Compliance Officer is the person responsible for overseeing this Code. James W. Ancey is LDR’s Chief Compliance Officer. The Chief Compliance Officer may, in his discretion, designate other LDR employees or outside compliance consultants to assist him in fulfilling such responsibilities. In the event that the Chief Compliance Officer is required to report any items or obtain pre-clearance for any actions under this Code, he will report such items to, or obtain such pre-clearance from, Carol Hutchings, LDR’s Controller (who will consult with Lawrence Raiman, LDR’s Managing Principal, as needed).

While it is impossible to define all situations that might pose such a risk, this Code is designed to address those circumstances where such risks are likely to arise. However, no policy or procedure can anticipate every possible situation. Consequently, employees are expected to abide not only with the specific requirements of this Code, but also to uphold LDR’s fundamental principles: openness, integrity, honesty, and trust.

Adherence to the Code and the related restrictions on personal investing is considered a basic condition of employment for all employees. If there is any doubt as to the propriety of any activity, employees should consult with the Chief Compliance Officer, who may consult with LDR’s outside legal counsel or outside compliance consultants.

Reference to “employees” throughout this Code means LDR’s members, officers, directors (or other persons occupying similar statuses or performing similar functions), LDR’s employees, or other persons who provide investment advice on behalf of LDR and are subject to LDR’s supervision and control.

All employees are required to sign and acknowledge their familiarity with the provisions of this Code by signing the acknowledgement attached as Appendix A within ten (10) days of becoming employees and on an annual basis thereafter. In addition, employees will be required to sign such acknowledgement on an annual basis or upon any material amendment to the Code.

LDR’s main office is located in New York, but certain employees work from Austin, Texas. LDR also maintains another office in Naples, Florida and may open additional offices in the future. For the avoidance of doubt, all employees are fully subject to the policies and procedures set forth in this Code, regardless of their location, and the Chief Compliance Officer will be responsible for supervising their activities in relation to compliance matters. The Chief Compliance Officer will, as deemed necessary, periodically consider whether additional support is needed to assist him with such responsibilities, including prior to opening any additional offices.

Capitalized terms used but not defined herein have the meanings given to them in LDR’s Compliance Manual (the “Manual”).

PERSONAL TRADING POLICY

A.	APPLICABILITY OF PERSONAL TRADING POLICY

(1)	Personal Accounts. This Code applies to all Personal Accounts of employees in which Reportable Securities (as defined herein) can be held and includes any account in which an employee has any direct or indirect beneficial ownership. “Personal Account” also includes an account maintained by or for:

(a)	An employee’s spouse (other than a legally separated or divorced spouse of the employee) and minor children;

(b)	Any individuals who live in the employee’s household and over whose purchases, sales, or other trading activities the employee exercises control or investment discretion;

(c)	Any persons to whom the employee provides primary financial support, and either (i) whose financial affairs are controlled by the employee, or (ii) for whom the employee provides discretionary advisory services;

(d)	Any trust if the employee has both a pecuniary interest in, and investment control over, securities held by such trust; and

(e)	Any partnership, corporation, or other entity of which the employee is a director, officer or general partner or in which the employee has a twenty-five percent (25%) or greater beneficial interest, or in which the employee owns a controlling interest or exercises effective control.

It is the responsibility of each employee to make sure that the persons described in clauses (a) through (c) above are aware of this policy and adhere to it.

(2)	Employee as Trustee. A Personal Account does not include any account for which an employee serves as trustee of a trust for the benefit of (i) a person to whom the employee does not provide primary financial support, or (ii) an independent third party.

B.	RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

(1)	General. It is the responsibility of each employee to ensure that a particular securities transaction being considered is not subject to a restriction contained in this Code or otherwise prohibited by any applicable laws. Personal securities transactions for employees may be effected only in accordance with the provisions of this Code.

(2)	Pre-clearance of Certain Transactions in Personal Accounts. An employee must obtain the prior written approval of the Chief Compliance Officer before engaging in the following transactions in a Personal Account:

(i)	acquiring a direct or indirect beneficial ownership in a security in an initial public offering; or

(ii)	acquiring a direct or indirect beneficial ownership in a security in a limited offering (i.e., a private placement), which includes, but is not limited to, U.S. and offshore hedge funds, private equity funds and venture capital funds (including, for the avoidance of doubt, any private funds managed by LDR).

A request for pre-clearance must be made by submitting a completed Pre-Clearance Form for Transactions in Initial Public Offerings and Limited Offerings to the Chief Compliance Officer in advance of the contemplated transaction. A copy of this form is attached as Form 1.

All approved trades in initial public offerings must be executed no later than 5:00 PM EST on the business day immediately following the date on which pre-clearance is granted. All approved trades in limited offerings must be executed within thirty (30) days after the date on which pre-clearance is granted. The Chief Compliance Officer may, in his sole discretion, provide extensions to these deadlines. If the trade is not executed within the permitted time, a new request must be submitted.

Pre-clearance is NOT required to be submitted with respect to any transactions effected pursuant to any Personal Account over which the employee has no direct or indirect influence or control (each, a “Non-Discretionary Account”), as long as both of the following conditions are satisfied:

(i)	The employee submits a letter from the manager of each Non-Discretionary Account acknowledging that the employee has no investment discretion over investment decisions made for such account; and

(ii)	The employee must complete and submit a Non-Discretionary Account Certification for each Non-Discretionary Account annually. A copy of such certification is attached as Form 5 hereto.

In addition, the Chief Compliance Officer may, in his discretion, request periodic certifications from the account manager of a Non-Discretionary Account regarding the relevant employee’s influence or control over such account.

(3)	Trading Restrictions and Guidelines.

(a)	Each employee is strictly prohibited from trading in the securities of issuers that:

●	Are held in Advisory Clients’ portfolios

●	Are real estate investment trusts (“REITs”)

●	Are REIT Preferreds

●	Focus on real estate development

●	Are contained on the Restricted List (as defined below)

The current portfolio holdings for the Advisory Clients are available to all employees on the shared drive. The portfolio holdings spreadsheet is updated on or before the business day following the execution of any trade. To the extent that an employee owns a security of an issuer prior to that issuer being added to an Advisory Client’s portfolio, the employee may not conduct transactions in such security until the issuer is no longer included on the list.

(b)	The purchase and sale of securities, or providing advice with respect to such purchase or sale, while possessing material, non-public information relating to such securities or the communication of such information to others, is prohibited by state and federal securities laws. Accordingly, employees may not transact personally in any security about which they or LDR possess material, non-public information (even if the relevant issuer is not yet on LDR’s Restricted List). If an employee has any doubt as to whether he or she has material, non-public information related to a company, he or she should discuss the situation with the Chief Compliance Officer prior to sharing such information or consummating any trades relating to such company.

(c)	In addition, no employee may enter into a transaction relating to any security or any related derivative while in possession of information of an imminent transaction in the underlying security or an option related to the security of any Advisory Client. The prohibited practice noted above may include transactions that are executed based upon knowledge of less than all of the terms of the transaction, so long as there is knowledge that all of the material terms of the transaction have been or will be agreed upon imminently.

(d)	LDR believes that excessive personal trading by its employees can raise compliance and conflicts issues and, accordingly, discourages excessive trading.

(e)	For the avoidance of doubt, the guidelines set forth in this personal trading policy apply to all Personal Accounts, including those of employees’ immediate family members sharing the same household as such employees. It is each employee’s responsibility to make sure that his or her immediate family members are aware of this policy and adhere to it.

C.	REPORTING REQUIREMENTS

Subject to Section D below, all employees are required to submit to the Chief Compliance Officer the reports described in this section.

(1)	Initial Holdings Reports – Each employee is required to provide the Chief Compliance Officer with an Initial Holdings Report within ten (10) days of the date that such person became an employee (typically within ten (10) days of employment) and the report must be current as of a date no more than forty-five (45) days prior to the date of submission. Employees should use the form of Initial Holdings Report contained in Form 2 to this Code.

(2)	Annual Holdings Reports – Employees must also provide the Chief Compliance Officer with Annual Holdings Reports by October 31 of each year. Such report must be current as of a date no more than forty-five (45) days prior to the date of submission. Employees should use the form of Annual Holdings Report contained in Form 3 to this Code.

(3)	Quarterly Transaction Reports – Subject to the exceptions set forth below, employees must also provide the Chief Compliance Officer with Quarterly Transaction Reports for each transaction in a Reportable Security (as defined below). Such Quarterly Transaction Reports must be submitted within 30 days after each calendar quarter. Employees should use the form of Quarterly Transaction Report provided in Form 4 to this Code. Employees with no personal securities transactions during the quarter are required to submit a Quarterly Transaction Report confirming the absence of any transactions.

(4)	New Accounts - Employees must promptly notify the Chief Compliance Officer about any new Personal Accounts that are opened. If an employee would like any Personal Account (including a new account) to be treated as a Non-Discretionary Account, he or she must notify the Chief Compliance Officer, who will then coordinate with such employee regarding the appropriate documentation for such account.

(5)	Definition of Reportable Security – A “Reportable Security” is any financial instrument or security,[1] EXCEPT that it does NOT include:

(a)	Direct obligations of the Government of the United States;

(b)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(c)	Shares issued by money market funds;

(d)	Shares issued by registered open-end funds (i.e., mutual funds) that are registered under the Investment Company Act of 1940, as amended, other than exchange- traded funds; provided that such funds are NOT registered funds managed by LDR or registered funds whose adviser or principal underwriter controls, is controlled by, or is under common control with, LDR (such funds, the “Reportable Funds”);

(e)	Shares issued by unit investment trusts that are invested exclusively in one or more Reportable Funds.

D.	EXCEPTIONS FROM/ALTERNATIVES TO REPORTING REQUIREMENTS

This Section sets forth exceptions from the reporting requirements of Section C of this Code. All other requirements will continue to apply to any holding or transaction exempted from reporting pursuant to this Section D.

(1)	Quarterly Transaction Reports are not required to be submitted with respect to any transactions effected pursuant to an automatic investment plan, e.g., dividend reinvestment plans (although holdings need to be included on Initial and Annual Holdings Reports);

(2)	Quarterly Transaction Reports are not required to be submitted with respect to purchases effected upon exercise of rights issued by an issuer pro rata to all holders of a class of its securities (although holdings need to be included on Initial and Annual Holdings Reports); and

(3)	Quarterly Transaction Reports are not required if the reports would duplicate information contained in account statements that an employee (or a broker, on behalf of an employee) has already provided to the Chief Compliance Officer; provided, that such account statements are provided to the Chief Compliance Officer within thirty (30) days of the end of the applicable calendar quarter and such statements list all transactions in Reportable Securities during the relevant quarter. This paragraph has no effect on an employee’s responsibility related to the submission of Initial and Annual Holdings Reports.

1               Under the Advisers Act, a “security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

Employees that would like to avail themselves of this exemption should ensure that the content of such account statements contain the same substantive information as LDR’s Quarterly Transaction Reports.

For the avoidance of doubt, employees are required to provide reporting for Non-Discretionary Accounts in the same manner as other Personal Accounts.

E.	EXCEPTIONS FROM PERSONAL TRADING POLICY

The Chief Compliance Officer may make exceptions to this personal trading policy (including the relevant reporting requirements) on a case-by-case basis.

F.	PROTECTION OF CONFIDENTIAL INFORMATION ABOUT SECURITIES/INVESTMENT RECOMMENDATIONS

In addition to other provisions of the Code and the Manual, employees should note that LDR has a duty to safeguard confidential information about securities/investment recommendations provided to (or made on behalf of) the Advisory Clients. As such, employees generally should not share such information outside of LDR, unless permitted by the Chief Compliance Officer.

Notwithstanding the foregoing, employees and LDR may provide such information to persons or entities providing services to LDR or the Advisory Clients where such information is required to effectively provide the services in question. Examples of such persons or entities are:

●	brokers;

●	accountants or accounting support service firms;

●	custodians;

●	transfer agents;

●	bankers; and

●	lawyers.

If there are any questions about the sharing of confidential information about securities/investment recommendations made by LDR, please see the Chief Compliance Officer, who may consult with and rely upon the advice of LDR’s outside legal counsel, as needed.

G.	OVERSIGHT OF CODE OF ETHICS

(1)	Review of Transactions. Each employee’s personal transactions are reviewed by the Chief Compliance Officer or his designee on a periodic basis. Any transactions that are believed to be a violation of this Code will be reported promptly to the Chief Compliance Officer who may report them to executive management of LDR, if he deems such reporting to be appropriate.

(2)	Sanctions. Senior management of LDR, at its discretion, will consider reports made to them, and upon determining that a violation of this Code has occurred, may impose such sanctions or remedial action they deem appropriate or to the extent required by law (as may be advised by outside legal counsel or other advisors). These sanctions may include, among other things,disgorgement of profits, fines, suspension or termination of employment with LDR, or criminal or civil penalties.

H.	CONFIDENTIALITY

Reports of securities transactions and any other information filed pursuant to this Code will not be disclosed to a non-affiliated third party unless such third-party needs to receive it in order to assist LDR in fulfilling its compliance obligations or other obligations to the Advisory Clients.

REPORTS; SPECIAL DISCLOSURE REQUIREMENTS

A.	GENERAL

LDR is committed to maintaining compliance with applicable laws, regulations, and LDR’s established policies. Improper actions by LDR or its employees could have severe negative consequences for LDR, the Advisory Clients, its investors, and its employees. Impropriety, or even the appearance of impropriety, could negatively impact all employees, including people who had no involvement in the problematic activities. Accordingly, each employee must comply with the reporting requirements set forth below.

B.	DISCLOSURE OF DISCIPLINARY INFORMATION

To ensure that LDR is able to monitor its employees in a manner that will allow it to fulfill its fiduciary responsibilities to its Advisory Clients and be in a position to properly complete regulatory filings, all employees are required to complete the Disciplinary Questionnaire attached as Appendix B following their initial hire date and on an annual basis thereafter. The Chief Compliance Officer (or his designee) will review the responses to the questionnaires and determine whether LDR is required to make any disclosures in LDR’s Form ADV or otherwise.

To the extent that an employee becomes subject to a legal or disciplinary proceeding identified in the Disciplinary Questionnaire, he or she must immediately bring such matter to the attention of the Chief Compliance Officer. The Chief Compliance Officer will be responsible for the coordination and assessment of the matter and may, in connection with such assessment, request certain information or documentation. For the avoidance of doubt, an employee is not required to disclose family law or matrimonial related legal proceedings to LDR.

C.	VIOLATIONS OF POLICIES OR PROCEDURES; WHISTLEBLOWER POLICY

There are times when maintaining compliance with applicable laws, regulations and LDR policy involve questioning, in good faith, whether a policy, practice, or other activity might be a violation of law or policy. There also may be occasions in which an employee might feel it necessary, in good faith, to go beyond mere questioning and file a protest or complaint about an activity.

Employees are encouraged to bring problems to the attention of the Chief Compliance Officer for prompt investigation and resolution. If any employee believes, in good faith, that some practice or activity is being conducted in violation of federal or state law or LDR’s policies and procedures (including this Code) or otherwise constitutes an improper financial or employment practice, he or she is encouraged to speak with the Chief Compliance Officer. He or she should describe in detail the specific facts demonstrating the basis for the complaint, report or inquiry. Complaints, reports or inquiries may be made under this policy on a confidential or anonymous basis.

Any employee who, in good faith, speaks with the Chief Compliance Officer in accordance with this policy will be protected from retaliation by LDR for having done so. More specifically, LDR will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee based upon the lawful and good faith actions of such employee making a complaint, report or inquiry. It is, however, noted that the act of making allegations that prove to be unsubstantiated or made maliciously, recklessly, with gross negligence or foreknowledge that such allegations are false will be viewed as a serious offense and may result in discipline (including without limitation termination of employment and civil or criminal liability). Nothing in this policy or any other LDR agreement or policy, prohibits employees or former employees from voluntarily communicating with the SEC or other authorities regarding possible violations of law or from recovering a SEC whistleblower award.

CONFLICTS OF INTEREST

A.	GENERAL

It is the LDR’s policy that all employees must act in good faith and put the interests of the Advisory Clients ahead of its own. To this end, employees should avoid putting themselves or LDR in a position that would create even the appearance of a conflict of interest.

LDR has adopted the polices below to address conflicts of interest associated with its business. If an employee has any doubts or questions, he or she should contact the Chief Compliance Officer. In addition, any situations that may involve a conflict of interest must be promptly reported to the Chief Compliance Officer.

B.	OUTSIDE BUSINESS ACTIVITIES

Employees must obtain written approval from the Chief Compliance Officer (which may be obtained by e-mail) before engaging in outside business activities. “Outside business activities” include being (whether or not on behalf of LDR) an officer, director, limited or general partner, member of a limited liability company, or an employee or consultant of any non-LDR entity or organization. Further, upon employment and on an annual basis thereafter, all employees will need to disclose to the Chief Compliance Officer any existing outside business activities. A form of such disclosure is contained in Appendix C hereto.

Employees of LDR should note that these policies do not apply to outside activities related to charities, non-profit organizations/clubs or civic/trade associations, as long as such activities are not investment-related in nature.

All employees will also be required to disclose any relationships with “insiders” of publicly-traded companies as part of the aforementioned disclosure.

The Chief Compliance Officer will maintain files relating to employees’ participation in such activities.

C.	CONFLICTS OF INTEREST QUESTIONNAIRE

All employees are required to complete a Conflicts of Interest Questionnaire (as provided in Appendix D hereto). New employees are required to complete the questionnaire upon hire and employees will be requested to update the questionnaire on an annual basis. To ensure that this information remains up-to-date, an employee must immediately notify the Chief Compliance Officer if any information on his or her Conflicts of Interest Questionnaire becomes inaccurate in any way.

D.	GIFTS AND ENTERTAINMENT

LDR is of the view that employees should not accept or provide (in the context of their business activities for LDR) inappropriate gifts or entertainment. For the purposes of this policy, gifts are items (or services) of value where there is no business communication involved in the enjoyment of the gift. Entertainment, on the other hand, contemplates that the giver participates with the recipient in the enjoyment of the item.

(1)	Gift and Entertainment Receipt.

Any gift received from any person or entity with which LDR does (or may do) business must be promptly reported to the Chief Compliance Officer (or his designee) if the employee receiving such gift reasonably believes it has a value in excess of $250.

In addition, any entertainment (e.g., meals, concerts, sporting events) received by an employee from a third party with which LDR does (or may do) business which the employee reasonably believes has a value in excess of $500 (per recipient) must be reported to the Chief Compliance Officer (or his designee). Further, the person providing such activity must be present at the activity when it occurs. If there is any doubt as to whether an expense should be considered a gift or entertainment, employees should consult with the Chief Compliance Officer.

A form of disclosure is provided in Appendix E hereto.

Under NO circumstances may an employee accept cash or cash equivalents.

The Chief Compliance Officer, in his sole discretion, may require that any gift be returned to the provider or that an entertainment expense be repaid by the employee.

(2)	Gift and Entertainment Giving.

An employee is required to obtain the written consent of the Chief Compliance Officer prior to providing any gift to a third party with which LDR does (or may do) business if such item has a value in excess of $250.

In addition, an employee is required to obtain the written consent of the Chief Compliance Officer prior to providing any entertainment (e.g., meals, concerts, sporting events) to a third party with which LDR does (or may do) business if such item has a value in excess of $500 (per recipient) and must also be present at such provided activity.

A form of pre-clearance is provided in Appendix F hereto.

Under NO circumstances may an employee give cash or cash equivalents.

E.	REPORTING REQUIREMENTS – DOL FORM LM-10

Investment advisers that entertain union personnel, including personnel associated with pension plans (during the course of marketing or for other reasons) may be required to file reports on DOL Form LM-10.

To ensure that LDR is able to monitor its obligations (if any) to file Form LM-10, all employees must immediately notify the Chief Compliance Officer of any gifts or other benefits provided (either by LDR or by the employee’s personal funds) to union personnel (including, but not limited to, the value of travel, golf outings, dinners, holiday parties, sports tickets, and raffle prizes).

The Chief Compliance Officer, with the assistance of outside legal counsel, will be responsible for determining whether a Form LM-10 reporting requirement has been triggered, and if so, shall coordinate with outside counsel to properly prepare and timely file the form.

F.	PAYMENTS OR GIFTS TO FOREIGN OFFICIALS

Under the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), LDR could face potentially serious civil and/or criminal penalties for offering, promising, paying, or authorizing any bribe, kickback or similar improper payment to any foreign official, foreign political party or official or candidate for foreign political office in order to assist LDR in obtaining, retaining, or directing business, including investments in the Advisory Clients. As a matter of policy, LDR strictly complies with the FCPA. All employees are expected to carefully read this policy and to contact the Chief Compliance Officer with any questions.

Under the FCPA, a “foreign official” includes any officer or employee of a foreign government or any department, agency or instrumentality thereof. Importantly, all government employees are covered by this definition, as are employees of government-owned business entities and sovereign wealth funds. The FCPA also prohibits payments to third parties, such as a placement agent, with knowledge that all or a portion of the payment will be passed on to a foreign official. Actual knowledge is not required.

In order to minimize the chance that LDR could violate the FCPA or similar foreign laws, employees must obtain the written approval of the Chief Compliance Officer prior to making any payment or giving any gift or other thing of value (including paying for entertainment or travel-related expenses), or offering to do the same, to any:

●	official of a foreign government;

●	employee of any government-controlled foreign business;

●	sovereign wealth fund, employee or representatives of a sovereign wealth fund, or third party associated with a sovereign wealth fund’s investment process or investment due diligence; or

●	foreign political party or official or candidate for foreign political office.

This policy applies without regard to the purpose or motivation behind the giving of such payment, gift, or other thing of value. The Chief Compliance Officer may consult with legal counsel or outside compliance consultants to determine if such payments, gifts, or entertainment would implicate FCPA concerns (or other legal concerns). As a general matter, the giving of any such payments, gifts, or other things of value will not be permitted. The Chief Compliance Officer will document any exceptions to this general policy.

In addition, to the extent LDR utilizes placement agents or other intermediaries to solicit investors in foreign countries, the Chief Compliance Officer will review placement agent agreements for appropriate written representations, including, among other things, that the placement agent or other intermediary will act in accordance with U.S. and foreign laws, including the FCPA.

G.	USE OF LDR FUNDS OR PROPERTY

No employee may take or permit any other employee to take for his or her personal use any funds or property belonging to LDR. Misappropriation of funds or property is theft and, in addition to subjecting an employee to possible criminal and civil penalties, will result in disciplinary action up to and including dismissal.

LDR funds or property may not be used for any unlawful or unethical purpose, and no employee may attempt to purchase privileges or special benefits through payment of bribes, kickbacks, or any other form of “payoff.”

POLITICAL CONTRIBUTIONS AND PAY-TO-PLAY

A.	GENERAL

LDR’s resources, financial or otherwise, may not be used to support political parties, candidates or causes. Rule 206(4)-5 under the Advisers Act is designed to curtail the influence of “pay-to- play” practices by investment advisers with respect to government entities, including all state and local governments, their agencies and instrumentalities, and all public pension plans and other collective government funds.

Rule 206(4)-5 defines a government entity as any state or political subdivision of a state, including: (a) any agency, authority, or instrumentality of the state or political subdivision; (b) a pool of assets sponsored or established by the state or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to a “defined benefit plan” as defined in Section 414(j) of the Internal Revenue Code of 1986, as amended, or a state general fund; (c) a plan or program of a government entity; and (d) officers, agents, or employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.

In addition, Rule 206(4)-5 defines contributions to include a gift, subscription, loan, advance, deposit of money or anything of value made for the purpose of influencing an election for a federal, state or local office, including any payments for debts incurred in such an election.

By way of background, LDR has instituted this process to avoid any instances in which political contributions by LDR (including employees) could be considered an attempt to influence the award of an investment advisory contract by a government entity. If LDR is deemed to have made a political contribution to an elected official who is in a position to influence the selection of LDR as an investment adviser, then LDR may be prohibited from receiving compensation from a government entity for a period of two (2) years following the date of such political contribution. This includes both direct fee compensation (from a separately managed client) and compensation stemming from a government entity’s investment in one of LDR’s Advisory Clients.

B.	RESTRICTIONS ON POLITICAL CONTRIBUTIONS

(1)	Prohibition on State and Local Contributions. Employees are prohibited from making ANY AND ALL political contributions to state and local government officials (including candidates) and to state and local political parties and political action committees.

(2)	Prohibition on Certain Federal Contributions. Employees are prohibited from making ANY AND ALL political contributions to federal officials and candidates who have held office at the state or local level within the past two (2) years. If an employee has any question regarding the permissibility of a federal contribution, he or she should consult with the Chief Compliance Officer before making the contribution.

(3)	Additional Prohibitions. Employees are expressly prohibited from engaging in the following political contribution activities:

(a)	Asking another person or political action committee to:

●	Make a contribution to an elected official (or candidate for the official’s position) who can influence the selection of LDR as an investment adviser; or

●	Make a payment to a political party of the state or locality where LDR is seeking to provide investment advisory services to such state or local government.

(b)	Directing or funding political contributions through third parties, such as attorneys, spouses and other family members, friends or companies affiliated with LDR if such political contributions would violate this policy or are being used as a means of circumventing this policy.

C.	NEW HIRES

In accordance with the “look back” provision of Rule 206(4)-5, upon becoming an employee (upon hire or otherwise), an employee will be required to disclose all political contributions made during the prior two (2) years. Employees will disclose such political contributions using the form attached as Appendix G hereto.

D.	ANNUAL REPORTING REQUIREMENT

Employees will be required to disclose all political contributions made on an annual basis using the form attached as Appendix H hereto. LDR will to keep records of all such contributions.

INSIDER TRADING POLICIES AND PROCEDURES

A.	POLICY STATEMENT ON INSIDER TRADING

LDR forbids any employee from trading, either personally or on behalf of others, including the Advisory Clients, on material non-public information or communicating material non-public information to others in violation of the law. This conduct is frequently referred to as “insider trading.” LDR’s policy applies to every employee and extends to activities within and outside their duties at LDR’s principal office.

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer (including Exchange Act Rule 10b-5) to the use of material non-public information to trade in securities (whether or not one is an “insider”) or to communications of material non-public information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

(a)	trading by an insider, while in possession of material non-public information;

(b)	trading by a non-insider, while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or

(c)	communicating material non-public information to others.

Questions relating to these procedures should be directed to the Chief Compliance Officer. In addition, the Chief Compliance Officer should be notified immediately if there is any reason to believe that a violation of these procedures has occurred or is about to occur.

B.	ELEMENTS OF INSIDER TRADING

The elements of insider trading and the penalties for such unlawful conduct are discussed below.

1.	Who is an Insider?

The concept of “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, LDR may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

2.	What is Material Information?

Trading on insider information is not a basis for liability unless the information is material. “Material information” generally is defined as (i) information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, (ii) information that, if publicly disclosed, is reasonably certain to have a substantial effect on the price of a company’s securities, or (iii) information that could cause insiders to change their trading patterns.

Information that employees should consider material includes, but is not limited to:

■	dividend changes or changes in dividend policies;
■	the likelihood of a tender offer;
■	earnings estimates (or results);
■	changes in previously released earnings estimates;
■	significant merger or acquisition proposals or agreements;
■	major litigation;
■	liquidity problems;
■	significant new products, services or contracts; and
■	extraordinary management developments.

Material information does not have to relate to a company’s business. For example, in Carpenter v. U.S., 18 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable.

3.	What is Non-Public Information?

Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC or another governmental agency (e.g., a Form 8-K) or appearing in Dow Jones, Reuters Economic Services, the Wall Street Journal or other publications of general circulation would be considered public. In addition, if information is being disseminated to traders generally by brokers or institutional analysts, such information would be considered public unless there is a reasonable basis to believe that such information came from a corporate insider or is otherwise confidential.

In addition, a sufficient period of time must elapse for the information to permeate the public channels to be considered public. There is no set time period between the information’s release and the time it is considered to be fully disseminated into the marketplace. The speed of dissemination depends on how the information was communicated.

4.	Basis for Liability

■	Fiduciary Duty Theory

The Supreme Court found that there is no general duty to disclose before trading on material non-public information, but that such a duty arises only where there is a fiduciary relationship. That is, there must be a relationship between the parties to the transaction such that one party has a right to expect that the other party will disclose any material non-public information or refrain from trading. Chiarella v. U.S., 445 U.S. 22 (1980).

In Dirks v. SEC, 463 U.S. 646 (1983), the Supreme Court stated alternate theories under which non-insiders can acquire the fiduciary duties of insiders: they can enter into a confidential relationship with the company through which they gain information (e.g., attorneys, accountants); or they can acquire a fiduciary duty to the company’s shareholders as “tippees” if they are aware or should have been aware that they have been given confidential information by an insider who has violated his or her fiduciary duty to the company’s shareholders.

However, in the “tippee” situation, a breach of duty occurs only if the insider personally benefits, directly or indirectly, from the disclosure. The benefit does not have to be pecuniary, but can be a gift, a reputational benefit that will translate into future earnings, or even evidence of a relationship that suggests a quid pro quo.

■	Misappropriation Theory

Another basis for insider trading liability is the “misappropriation” theory, where liability is established when trading occurs on material non-public information that was stolen or misappropriated from any other person. In U.S. v. Carpenter, supra the Court found that a columnist defrauded the Wall Street Journal when he stole information from the Journal and used it for trading in the securities markets. It should be noted that the misappropriation theory could be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

5.	Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in possession of material, non-public information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. A breach of duty or confidence is not required for insider trading cases relating to tender offers. Employees should exercise particular caution any time they become aware of non-public information relating to a tender offer.

C.	PENALTIES FOR INSIDER TRADING

Any violation of this policy statement can be expected to result in serious sanctions by LDR, including dismissal of the person(s) involved.

Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

(a)	civil injunctions;

(b)	treble damages;

(c)	disgorgement of profits;

(d)	jail sentences;

(e)	substantial fines for the person who committed the violation, whether or not the person actually benefited; and

(f)	substantial fines for the employer or other controlling person.

D.	PROCEDURES TO IMPLEMENT LDR’S POLICY AGAINST INSIDER TRADING

The following procedures have been established to aid employees in avoiding insider trading, and to aid LDR in preventing, detecting and imposing sanctions against insider trading. Every employee must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If an employee has any questions about these procedures, he or she should consult the Chief Compliance Officer.

1.	Identifying Insider Information

Before engaging in personal trading and trading for Advisory Clients in the securities of a company about which an employee may have potential inside information, the following questions should be asked:

a.	Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed? Is this information which could cause investors to change their trading habits?

b.	Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, the Wall Street Journal or other publications of general circulation?

c.	If, after consideration of (a) and (b) above, there is a possibility that the information could be material and non-public, or if there are questions as to whether the information is material and non-public, the following steps should be taken:

■	The matter should be reported immediately to the Chief Compliance Officer.

■	The securities should not be purchased personally or on behalf of an Advisory Client.

■	The information should not be communicated inside or outside LDR, other than to the Chief Compliance Officer.

■	After the Chief Compliance Officer has reviewed the issue or consulted with counsel (as appropriate), the prohibitions against trading and communication will be continued, or trading and communication of the information will be permitted.

2.	Monitoring of Personal Securities Trading

As further described in the Personal Trading Policy above, all employees are subject to restrictions with respect to the purchase and sale of Reportable Securities. Further, all employees are subject to reporting requirements with respect to their Personal Accounts.

3.	Restricting Access to Material Non-Public Information

If an employee is in possession of information that he or she has identified as material and non-public such information may not be communicated to anyone, including persons within LDR, except as provided in these Insider Trading Policies and Procedures. LDR is establishing this policy to help avoid conflicts, appearances of impropriety, and the misuse of confidential, proprietary information. In addition, care should be taken so that such information is secure.

4.	Resolving Issues Concerning Insider Trading

If, after consideration of the items set forth in these Insider Trading Policies and Procedures, doubt remains as to whether information is material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the Chief Compliance Officer before trading or communicating the information to anyone.

E.	RESTRICTED LIST

The Chief Compliance Officer maintains a restricted list (the “Restricted List”) and may place certain issuers on such list from time to time. Issuers placed on the Restricted List will include:

(a)	issuers about which LDR is or may be in possession of material, non-public information; and

(b)	issuers which LDR is contractually prohibited from trading.

The Chief Compliance Officer may also place issuers on the Restricted List in other instances, as he deems appropriate.

Employees are prohibited from purchasing or selling securities, including on behalf of Advisory Clients, of issuers that appear on the Restricted List. The Chief Compliance Officer (or his designee) is responsible for maintaining the Restricted List and issuers will remain on the Restricted List until such time as the Chief Compliance Officer (or his designee) deems their removal appropriate. The Chief Compliance Officer will make the Restricted List available to all employees.

Employees must notify the Chief Compliance Officer of all written non-disclosure agreements, confidentiality agreements or agreements with non-disclosure or confidentiality provisions. The Chief Compliance Officer will coordinate a review of each such agreement. If LDR enters into such an agreement, the Chief Compliance Officer will update the Restricted List to include any companies about which LDR expects to receive non-public information in connection with the agreement. In addition, if any employee receives information in respect of any company which may constitute material, non-public information, such employee must immediately contact the Chief Compliance Officer. The Chief Compliance Officer will make a determination as to whether such information constitutes material, non-public information and update the Restricted List, as appropriate. If any employee receives information regarding a company and has any doubt as to whether such information constitutes material, non-public information, such employee should immediately contact the Chief Compliance Officer.

The determination of when a company should be removed from the Restricted List will be made on a case-by-case basis by the Chief Compliance Officer.

F.	PAID CONSULTANTS, RESEARCH FIRMS AND EXPERT NETWORK FIRMS

The Chief Compliance Officer must pre-approve: (i) any research firm or consultant who will be paid to provide LDR with research, and (ii) any expert network firm that provides research consultants based on their experience with, among other things, particular industries, sectors or companies. In the case of an expert network firm, the Chief Compliance Officer will: (i) review the expert network firm’s written compliance policies and procedures, (ii) review the expert network firm’s training procedures and related materials for its experts, (iii) review the proposed agreement between LDR and the expert network firm, and (iv) conduct a call with the expert network firm’s chief compliance officer (or an individual with similar responsibilities) to discuss the expert network firm’s compliance and expert onboarding processes. In the case of a paid research firm or consultant, the Chief Compliance Officer is expected to conduct some or all of the same steps, depending on the particular facts and circumstances.

G.	CONTACTS WITH PUBLIC COMPANIES

LDR maintains a log of scheduled meetings or calls between employees, on the one hand, and public company officials, on the other hand. Such log is periodically reviewed by the Chief Compliance Officer (or his designee).

In addition, if, in the course of contacts with public companies, an employee becomes aware of material, non-public information, he or she should immediately contact the Chief Compliance Officer so that he can make a judgment as to the Firm’s further conduct. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes a selective disclosure of adverse news to a handful of investors.

MARKET RUMORS POLICIES AND PROCEDURES

LDR has adopted these policies and procedures to reasonably seek to prevent market manipulation by the spreading of false market rumors, broadly defined as rumors about a security that are of a sensational character which might reasonably be expected to affect market conditions of the security on the relevant exchange or listing market.

A.	POLICY STATEMENT ON MARKET RUMORS

LDR forbids any employee from circulating in any manner market rumors of a sensational character which might reasonably be expected to affect market conditions on the relevant exchange or trading market. In particular, but without limitation to the foregoing, employees are prohibited from knowingly and intentionally manipulating the prices of securities through the manufacturing, spreading, or communication of false or misleading rumors and subsequently trading (including short selling), either personally or on behalf of others, including the Advisory Clients, on such false rumors in violation of the law. LDR’s policy applies to every employee and extends to activities within and outside their duties for LDR.

B.	PROCEDURES TO IMPLEMENT LDR’S POLICY AGAINST FALSE MARKET RUMORS

The following controls and procedures have been established to reasonably assist employees in preventing the spread of false information intended to affect securities prices, as well as other potentially manipulative conduct. Every employee must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If an employee has any questions about these procedures, he or she should consult the Chief Compliance Officer.

○	Employees are absolutely prohibited from intentionally manufacturing, circulating, or disseminating in any manner to fellow employees or outside third-parties false market rumors (i.e., rumors of a sensational character which might reasonably be expected to affect market conditions on the relevant exchange or listing market). False market rumors include:

■	information that may be accurate but for the omission of material facts or the inclusion of statements which, in light of the circumstances they are made, are misleading; and

■	information the employee knows or had reasonable ground to believe is false and misleading.

○	In the event that an employee believes or has reason to believe he/she has received or has been privy to a false market rumor (i.e., any rumor or unsubstantiated information which might have been originated or circulated for the purpose of influencing prices in securities) or if, after consideration of the above, there are still questions as to whether information received is, in fact, a false market rumor, the following steps should be taken:

■	The matter should be reported immediately to the Chief Compliance Officer.

■	The Chief Compliance Officer will review the issue and will determine what, if any, further action should be taken. In so doing, the Chief Compliance Officer, in his reasonable discretion, may consult with the other LDR personnel, as well as with LDR’s legal counsel.

■	The information should not be communicated or forwarded to anyone inside or outside LDR, other than to the Chief Compliance Officer. Care should be taken so that such information is secure and not forwarded or distributed to outside third parties. For example, files containing the false market rumor should be sealed, and access to emails or instant messages containing false market rumors should be restricted.

Apendix A

CODE OF ETHICS ACKNOWLEDGEMENT

☐     Initial

☐ Annual – for the year 20_____

I hereby acknowledge receipt of the LDR Code of Ethics and certify that I have read and understand it and agree to abide by it.

I hereby represent that all my personal securities transactions will be effected in compliance with the detailed requirements of the Code of Ethics. I further certify that I will provide copies of my monthly and quarterly statements to the Chief Compliance Officer (or his designee) upon request. Further, I understand that the Chief Compliance Officer (or his designee) may provide copies of all such statements to an outside third-party compliance consultant or outside legal counsel.

Date:	Name:

☐ Check if a temporary employee

By:

CCO RECEIPT/ACKNOWLEDGEMENT:

Name:

Date:

A-1

Apendix B

DISCIPLINARY QUESTIONNAIRE

Instructions: Please respond to all questions and requested information. Complete written details of all events or proceedings must be provided. An executed copy of this form must be provided to the Chief Compliance Officer. Italicized terms are defined in the definition section following the questions and requested information.

Criminal Actions
(1)	Have you ever:

	(a)	been convicted of or pled guilty or nolo contendere (“no contest”) in a domestic, foreign or military court to any felony?	☐ Yes ☐ No

	(b)	been charged with any felony?	☐ Yes ☐ No

(2)	Based upon activities that occurred while you exercised control over it, has an organization ever:

	(a)	been convicted of or pled guilty or nolo contendere (“no contest”) in a domestic, foreign or military court to any felony?	☐ Yes ☐ No

	(b)	been charged with any felony?	☐ Yes ☐ No

(3)	Have you ever:

	(a)	been convicted of or pled guilty to or nolo contendere (“no contest”) in a domestic, foreign or military court to a misdemeanor involving: investments or an investment-related business or any fraud, false statements or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion or a conspiracy to commit any of these offenses?	☐ Yes ☐ No

	(b)	been charged with a misdemeanor specified in 3(a)?	☐ Yes ☐ No

(4)	Based upon activities that occurred while you exercised control over it, has an organization ever:

	(a)	been convicted of or pled guilty or nolo contendere (“no contest”) in a domestic or foreign court to a misdemeanor specified in 3(a)?	☐ Yes ☐ No

	(b)	been charged with a misdemeanor specified in 3(a)?	☐ Yes ☐ No

(5)	Have you ever:

	(a)	been named subject of a pending criminal proceeding that involves an investment-related business, fraud, false statements or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion, or a conspiracy to commit any of these offenses?	☐ Yes ☐ No

(b)	been found by a domestic, foreign, or military court to have been involved in a violation of an investment-related statute or regulation?	☐ Yes ☐ No

(c)	been involved in a criminal or civil action in which you were the subject of an order, judgment, or decree permanently or temporarily enjoining, or otherwise limiting, you from (i) engaging in any investment-related activity, or from (ii) violating any investment-related statute, rule or order, or (iii) engaging in, or continuing, any activity involving embezzlement, theft, extortion, fraud, fraudulent conversion, misappropriation of funds, securities or property, forgery, counterfeiting, false pretenses, bribery or gambling?	☐ Yes ☐ No

Regulatory Disciplinary Actions
(6)	Has the U.S. Securities and Exchange Commission (the “SEC”) or the Commodity Futures Trading Commission (“CFTC”) ever:

	(a)	found you to have made a false statement or omission?	☐ Yes ☐ No

	(b)	found you to have been involved in a violation of an investment- related regulation or state (including SEC or CFTC regulations or statutes)?	☐ Yes ☐ No

	(c)	found you to have been a cause of an investment-related business having its authorization to do business denied, suspended, revoked or restricted?	☐ Yes ☐ No

	(d)	entered an order against you in connection with an investment- related activity?	☐ Yes ☐ No

	(e)	imposed a civil money penalty on you, or ordered you to cease and desist from any activity?	☐ Yes ☐ No

(7)	Has any Federal regulatory agency or any state regulatory agency or foreign financial regulatory authority ever:

	(a)	found you to have made a false statement or omission or been dishonest, unfair or unethical?	☐ Yes ☐ No

	(b)	found you to have been involved in a violation of investment- related regulation(s) or statute(s)?	☐ Yes ☐ No

	(c)	found you to have been a cause of an investment-related business having its authorization to do business denied, suspended, revoked or restricted?	☐ Yes ☐ No

	(d)	entered an order against you in connection with an investment- related activity?	☐ Yes ☐ No

	(e)	denied, suspended or revoked your registration or license or otherwise, by order, prevented you from associating with an investment-related business or restricted your activities?	☐ Yes ☐ No

	(f)	Imposed a civil money penalty on you, or ordered you to cease and desist from any activity?	☐ Yes ☐ No

(8)	Has any self-regulatory organization or commodities exchange ever:

	(a)	found you to have made a false statement or omission?	☐ Yes ☐ No

	(b)	found you to have been involved in a violation of its rules (other than a violation designated as a “minor rule violation” under a plan approved by the SEC)?	☐ Yes ☐ No

	(c)	found you to have been the cause of an investment-related business having its authorization to do business denied, suspended, revoked or restricted?	☐ Yes ☐ No

	(d)	disciplined you by: (i) barring, expelling or suspending you from membership, (ii) barring or suspending your association with its members, or restricting your activities, including your investment- related activities, or (iii) fining you more than $2,500?	☐ Yes ☐ No

(9)	Has your authorization to act as an attorney, accountant or federal contractor ever been revoked or suspended?		☐ Yes ☐ No

(10)	Have you been notified, in writing, that you are now the subject of any:

	(a)	regulatory complaint or proceeding that could result in a “yes” answer to any part of question 6, 7 or 8?	☐ Yes ☐ No

	(b)	investigation that could result in a “yes” answer above?
☐ Yes ☐ No
(11)	Have you ever:

	(a)	been the subject of any other proceeding in which a professional attainment, designation, or license of yours was revoked or suspended because of a violation of rules relating to professional conduct?	☐ Yes ☐ No

	(b)	resigned (or otherwise relinquished your attainment, designation or license) in anticipation of a proceeding described in question 11(a)?	☐ Yes ☐ No

Civil Judicial Actions
(12)	Has any domestic or foreign court ever:

	(a)	enjoined you in connection with any investment-related activity?	☐ Yes ☐ No

	(b)	found that you were involved in a violation of any investment- related statute(s) or regulation(s)?	☐ Yes ☐ No

	(c)	dismissed, pursuant to a settlement agreement, an investment- related civil action brought against you by a state or foreign financial regulatory authority?	☐ Yes ☐ No

(13)	Are you named in any pending investment-related civil action that could result in a “yes” answer to any part of question 12?		☐ Yes ☐ No

Customer Complaints
(14)	Have you ever been named as a respondent/defendant in an investment- related, consumer-initiated arbitration or civil litigation which alleged that you were involved in one or more sales practice violations and which:

	(a)	is still pending?	☐ Yes ☐ No

	(b)	resulted in an arbitration award or civil judgment against you, regardless of amount?	☐ Yes ☐ No

	(c)	was settled for an amount of $10,000 or more?	☐ Yes ☐ No

(15)	Have you ever been the subject of an investment-related, consumer- initiated complaint, not otherwise reported under question 14 above, which alleged that you were involved in one or more sales practice violations, and which complaint was settled for an amount of $10,000 or more?		☐ Yes ☐ No

(16)	Have you ever been the subject of an investment-related, consumer- initiated, written complaint, not otherwise reported under question 14 or 15 above, which:

	(a)	alleged that you were involved in one or more sales practice violations and contained a claim for compensatory damages of$5,000 or more (if no damage amount is alleged, the complaint must be reported unless the firm has made a good faith determination that the damages from the alleged conduct would be less than $5,000)?	☐ Yes ☐ No

	(b)	alleged that you were involved in forgery, theft, misappropriation or conversion of funds or securities?	☐ Yes ☐ No

Terminations
(17)	Have you ever voluntarily resigned, been discharged or permitted to resign after allegations were made that accused you of:

	(a)	violating investment-related statutes, regulations, rules or industry standards of conduct?	☐ Yes ☐ No

	(b)	fraud or the wrongful taking of property?	☐ Yes ☐ No

	(c)	failure to supervise in connection with investment-related statutes, regulations, rules or industry standards of conduct?	☐ Yes ☐ No

Financial
(18)	Please respond to the following questions:

	(a)	have you ever made a compromise with creditors, filed a bankruptcy petition or been the subject of an involuntary bankruptcy petition?	☐ Yes ☐ No

	(b)	based upon events that occurred while you exercised control over it, has an organization ever made a compromise with creditors, filed a bankruptcy petition or been the subject of an involuntary bankruptcy petition?	☐ Yes ☐ No

	(c)	based upon events that occurred while you exercised control over it, has a broker or dealer ever been the subject of an involuntary bankruptcy petition, or had a trustee appointed, or had a direct payment procedure initiated under the Securities Investor Protection Act?	☐ Yes ☐ No

(19)	Has a bonding company ever denied, paid out on or revoked a bond for you?		☐ Yes ☐ No
(20)	Do you have any unsatisfied judgments or liens against you?		☐ Yes ☐ No
Statements to Agencies and Regulators
(21)	Have you ever willfully made any materially false or misleading statements, or omitted to state any material facts, in connection with any application for registration with the SEC, the CFTC, any other federal regulatory agency, any state regulatory agency, any foreign financial regulatory authority, or any self-regulatory organization?		☐ Yes ☐ No

☐  I certify and acknowledge that the above statements are true and correct to the best of my knowledge and agree to immediately notify LDR if such information becomes inaccurate in any way.

BY:

Name of Employee:

Date:

CCO RECEIPT/ACKNOWLEDGEMENT:

Name:

Date:

DEFINITIONS

Charged: Being accused of a crime in a formal complaint, information, or indictment (or equivalent formal charge).

Enjoined: This term includes being subject to a mandatory injunction, prohibitory injunction, preliminary injunction, or a temporary restraining order.

Felony: For jurisdictions that do not differentiate between a felony and a misdemeanor, a felony is an offense punishable by a sentence of at least one year imprisonment and/or a fine of at least $1,000. The term also includes a general court martial.

Foreign Financial Regulatory Authority: This term includes (1) a foreign securities authority; (2) another governmental body or foreign equivalent of a self-regulatory organization empowered by a foreign government to administer or enforce its laws relating to the regulation of investment-related activities; and (3) a foreign membership organization, a function of which is to regulate the participation of its members in the activities listed above.

Found: This term includes adverse final actions, including consent decrees in which the respondent has neither admitted nor denied the findings, but does not include agreements, deficiency letters, examination reports, memoranda of understanding, letters of caution, admonishments, and similar informal resolutions of matters.

Investment-Related: Activities that pertain to securities, commodities, banking, insurance, or real estate (including, but not limited to, acting as or being associated with an investment adviser, broker-dealer, municipal securities dealer, government securities broker or dealer, issuer, investment company, futures sponsor, bank, or savings association). References to investment-related statutes include, but are not limited to, the Commodity Exchange Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Public Utility Holding Company Act of 1935, the Trust Indenture Act of 1939, the Investment Advisers Act of 1940, the Investment Company Act of 1940, the Securities Investors Protection Act of 1970, the Foreign Corrupt Practices Act of 1977, Chapter 96 of Title 18 of the U.S. Code, each as amended, any similar statute of a state or foreign jurisdiction, any rule, regulation, or order under any such statutes, and the rules of the Municipal Securities Rulemaking Board.

Involved: Engaging in any act or omission, aiding, abetting, counseling, commanding, inducing, conspiring with or failing reasonably to supervise another in doing an act.

Minor Rule Violation: A violation of a self-regulatory organization rule that has been designated as “minor” pursuant to a plan approved by the SEC. A rule violation may be designated as “minor” under a plan if the sanction imposed consists of a fine of $2,500 or less, and if the sanctioned person does not contest the fine. (Check with the appropriate self-regulatory organization to determine if a particular rule violation has been designated as “minor” for these purposes.)

Misdemeanor: For jurisdictions that do not differentiate between a felony and a misdemeanor, a misdemeanor is an offense punishable by a sentence of less than one year imprisonment and/or a fine of less than $1,000. The term also includes a special court martial.

Order: A written directive issued pursuant to statutory authority and procedures, including an order of denial, exemption, suspension, or revocation. Unless included in an order, this term does not include special stipulations, undertakings, or agreements relating to payments, limitations on activity or other restrictions.

Person: A natural person (an individual) or a company. A company includes any partnership, corporation, trust, limited liability company, limited liability partnership, or other organization.

Proceeding: This term includes a formal administrative or civil action initiated by a governmental agency, self-regulatory organization or foreign financial regulatory authority; a felony criminal indictment or information (or equivalent formal charge); or a misdemeanor criminal information (or equivalent formal charge). This term does not include other civil litigation, investigations, or arrests or similar charges effected in the absence of a formal criminal indictment or information (or equivalent formal charge).

Self-Regulatory Organization: Any national securities or commodities exchange, registered securities association, or registered clearing agency. For example, the Chicago Board of Trade, the Financial Industry Regulatory Authority, Inc. and the New York Stock Exchange are self-regulatory organizations.

APPENDIX C

OUTSIDE ACTIVITY/INSIDER DISCLOSURE STATEMENT

Outside Affiliations

1.	Other businesses in which I am engaged (i.e., take an active role):

Name of Business	Role

Name of Business	Role

OR

☐   I do not take an active role in any other business.

2.	Entities by which I am employed or receive compensation:

Name of Entity	Affiliation or Title

Name of Entity	Affiliation or Title

OR

☐ I am not employed or receive compensation from any other entities.

3.	Business organizations in which I am an officer, director, partner or employee:

Name of Entity	Affiliation or Title	Public Company (Yes/No)

OR

☐   I am not an officer, director, partner or employee in any organization.

4.	Describe interests in any securities, financial or kindred business:

C-1

Insider Disclosure

Please indicate below whether you or any member of your immediate family (i.e., parents, mother-in-law, father-in-law, husband, wife, brother, sister, brother-in-law, sister-in-law, son, daughter, son-in-law, daughter-in-law, children who are directly or indirectly dependents) is an executive officer, director or 5% or greater stockholder of a public company?

Name of Family Member	Relationship

Name of Entity	Affiliation or Title

Name of Family Member	Relationship

Name of Entity	Affiliation or Title

OR

☐ I certify that no member of my immediate family is an executive officer, director or 5% or greater stockholder of a public company.

I certify that the activity(ies) mentioned above do not violate any law or regulation, will not or do not interfere with my responsibilities to LDR, compete with or conflict with any interest of LDR. I hereby represent that I will bring to the attention of LDR any potential conflicts of interest that arise due to such activity(ies).

I certify and acknowledge that the above statements are true and correct to the best of my knowledge.

Name:

Date:

CCO RECEIPT/ACKNOWLEDGEMENT:

Name:

Date:

C-2

APPENDIX D

CONFLICTS OF INTEREST QUESTIONNAIRE

LDR takes its fiduciary obligations to its Advisory Clients very seriously. In this regard, LDR periodically reviews the conflicts of interest relevant to its business and operations. The purpose of having each employee complete this questionnaire is to increase the likelihood that all such conflicts of interest are properly identified and properly addressed by LDR. For purposes of this questionnaire, “Immediate Family” includes: (i) your spouse or civil union partner, (ii) your children and/or step-children, (iii) your parents, parents-in-law and/or step-parents, (iv) your siblings, step-siblings and/or siblings-in-law, (v) any individual who lives in your household, and (vi) any person to whom you provide primary financial support.

1)	Are any of your Immediate Family members presently employed by any third-party service providers to LDR or the client accounts that it manages? ☐ Yes ☐ No

If yes, please explain:

2)	Are any of your Immediate Family members presently employed by, or directors or officers of, any of the companies/issuers with which LDR invests? ☐ Yes ☐ No

If yes, please explain:

3)       Is any member of your Immediate Family presently a principal or registered representative of a broker-dealer? ☐ Yes ☐ No

If yes, please explain:

4)	Is any member of your Immediate Family members a director, officer or 5% or greater stockholder of a publicly traded company? ☐ Yes ☐ No

If yes, please explain:

5)	Does any member of your Immediate Family serve as an adviser, trustee, executor or in a similar capacity for any LDR investor? ☐ Yes ☐ No

If yes, please explain:

6)	Is any member of your Immediate Family one of the following: (i) an officer or employee of any national, regional, local or other government entity, (ii) an elected government official, (iii) an officer or employee of any entity or instrumentality in which a government or government entity possesses a majority or controlling interest, (iv) a candidate for political office, (v) a political party or official of a political party, (vi) an officer or employee of a public international organization, or (vii) a person who is acting in an official capacity for or on behalf of any government or department, agency or instrumentality of a government or for or on behalf of any public international organization? ☐ Yes ☐ No

If yes, please explain:

7)	Are you aware of any other relationship between you or one of your Immediate Family members, on the one hand, and another person or entity, on the other hand, that would result in a conflict or potential conflict with LDR and/or an LDR investor? ☐ Yes ☐ No

If yes, please explain:

8)	Have you engaged in business transactions, or done business with, LDR affiliates or related parties? For purposes of this question: (i) “related parties” would include (but not be limited to): companies/issuers in which the Advisory Client invest, service providers employed by LDR or the Advisory Clients, and individuals or entities that have invested in the Advisory Clients, and (ii) you should consider any compensation arrangements that you have outside of LDR. To the extent that you are unsure as to whether such a non-LDR relationship needs to be disclosed, please discuss with the Chief Compliance Officer. ☐ Yes ☐ No

If “Yes,” please describe the entity that you presently do business with, the nature of the transacted business, and whether fees are involved:

Name of Entity:

Nature of Activity:

Fees paid (if any):

The following questions is to be answered only by NEW personnel only:

9)	Are you subject to any confidentiality or non-compete obligations to a former employer or other third party, or any other ongoing obligations to any former employer or other third party that could affect the performance of your services on behalf of LDR? ☐ Yes ☐ No

If yes, please explain:

I certify and acknowledge that the above statements are true and correct to the best of my knowledge.

Name:

Date:

CCO RECEIPT/ACKNOWLEDGEMENT:

Name:

Date:

APPENDIX E

NOTIFICATION FORM FOR RECEIVING GIFTS IN EXCESS OF $250
OR ENTERTAINMENT IN EXCESS OF $500

Employees are required to promptly complete this form and provide a copy to the Chief Compliance Officer (or his designee) in the event they have received: (i) any gift from any person or entity with which LDR does (or may do) business if they reasonably believe it has a value in excess of $250, or (ii) any entertainment from such a person or entity if they reasonably believe it has a value in excess of $500 (per recipient).

1. This Notification Form Relates to (check all that apply):

☐  Gift(s)       ☐ Entertainment

2. Name of Employee:

3. Third Party(ies) Providing Gift/Entertainment (e.g., Name of Company, Name of Investor):

4. Name(s) of Attendees (if applicable):

5. Date Gift and/or Entertainment was Received:

6. Estimated Value:

7. General Description:

I certify and acknowledge that the above statements are true and correct to the best of my knowledge.

Name:

Date:

CCO RECEIPT/ACKNOWLEDGEMENT:

Name:

Date:

E-1

APPENDIX F

PRE-CLEARANCE FORM FOR PROVIDING GIFTS IN EXCESS OF $250
OR ENTERTAINMENT IN EXCESS OF $500

Employees are required to complete this form and provide a copy to the Chief Compliance Officer for pre-approval in the event they intend to provide: (i) any gift to person or entity with which LDR does (or may do) business that has a value in excess of $250, or (ii) any entertainment to such a person or entity if it has a value in excess of $500 (per recipient).

1. This Pre-Clearance Form Relates to (check all that apply):

☐ Gift(s)      ☐ Entertainment

2. Name of Employee:

3. Third Party(ies) Receiving Gifts/Entertainment (e.g., Name of Company, Name of Investor):

4. Name(s) of Attendees (if applicable):

5. Date to be Provided:

6. Value:

7. General Description:

I certify and acknowledge that the above statements are true and correct to the best of my knowledge.

Name:

Date:

CCO RECEIPT/ACKNOWLEDGEMENT:

Name:

Date:

F-1

APPENDIX G

NEW HIRE POLITICAL CONTRIBUTION DISCLOSURE FORM

New employees must disclose to LDR all political contributions made within the two years prior to their hire date. Use this form to disclose any political contributions you made, over the past two years to government officials (including candidates) and any payments to state or local political parties and political action committees.

DATE AND AMOUNT OF POLITICAL CONTRIBUTION	NAME OF ELECTED OFFICIAL/CANDIDATE OR POLITICAL PARTY/PAC	PUBLIC OFFICE OR ROLE HELD BY ELECTED OFFICIAL/CANDIDATE AT THE TIME OF CONTRIBUTION (IF APPLICABLE)	STATE, LOCAL OR MUNICIPAL GOVERNMENT THAT THE ELECTED OFFICIAL/CANDIDATE REPRESENTS

Please use the space provided below to describe any additional details which may be relevant to the Chief Compliance Officer’s review of your political contribution(s) listed above:

I certify and acknowledge that the above statements are true and correct to the best of my knowledge.

Name of Employee:

Date:

CCO RECEIPT/ACKNOWLEDGEMENT:

Name:

Date:

G-1

APPENDIX H

ANNUAL POLITICAL CONTRIBUTION DISCLOSURE FORM

On an annual basis you must disclose to LDR all contributions made to government officials (including candidates) and any payments to state or local political parties and political action committees. More specifically, use this form to disclose any political contributions you made, over the one-year period ended ___________, 20 __ (the “Time Period”), regardless of the amount.

Item 1: Political Contributions made during the Time Period

DATE AND AMOUNT OF POLITICAL CONTRIBUTION	NAME OF ELECTED OFFICIAL/CANDIDATE OR POLITICAL PARTY/PAC	PUBLIC OFFICE OR ROLE HELD BY ELECTED OFFICIAL/CANDIDATE AT THE TIME OF CONTRIBUTION (IF APPLICABLE)	STATE, LOCAL OR MUNICIPAL GOVERNMENT THE ELECTED OFFICIAL/CANDIDATE REPRESENTS

Item 2: Additional Detail

Please use the space provided below to describe any additional details which may be relevant to the Chief Compliance Officer’s review of your political contribution(s) for the Time Period:

H-1

I certify and acknowledge that the above statements are true and correct to the best of my knowledge.

Name of Employee:
Date:

CCO RECEIPT/ACKNOWLEDGEMENT:

Name:
Date:

H-2

FORM 1: PRE-CLEARANCE FORM FOR INITIAL PUBLIC OFFERINGS AND LIMITED OFFERINGS

Complete the following form as applicable, and provide an executed copy to the Chief Compliance Officer.

Employee Submitting the Request:

Name of Investment/Issuer/Company:

Ticker Symbol (if applicable):

Type of Transaction:	☐ Initial Public Offering
☐ Limited Offering
Please provide any information that you
believe may be relevant to a conflict of
interest analysis in regards to this pre-
clearance request (if any):

Quantity of Shares:

Broker/Dealer (if any)

By signing this form, I represent that all information is accurate and my trading in this investment is not based on any material non-public information. I understand that: (i) all approved trades in initial public offerings must be executed no later than 5:00 PM EST on the business day immediately following the date on which pre-clearance is granted, and (ii)all approved trades in limited offerings must be executed within thirty (30) days after the date on which pre-clearance is granted.

Note that if the requested trade is not executed within the permitted time, a new request must be submitted.

Employee Signature:
Date:

CCO ACKNOWLEDGEMENT:

Name:
Date:

Disposition of Pre-Clearance Request:

☐ Request Approved       ☐ Request Denied

 i

FORM 2: INITIAL HOLDINGS REPORT

Name of Employee:

Date of Submission of Report:

In connection with my new status as an employee at LDR, the following sets forth (i) all of my Personal Accounts (as defined in the Code of Ethics) and (ii) all of my holdings in Reportable Securities (as defined in the Code of Ethics).

DISCLOSURE OF PERSONAL ACCOUNTS

The following sets forth all of my Personal Accounts.

Record Owner(s) of Account:	Name of Brokerage House or Other Institution:	Account Number:

Attach additional pages to this form if necessary.

OR

☐ I do not maintain any Personal Accounts.

(continued on next page)

DISCLOSURE OF REPORTABLE SECURITIES

☐	The table below sets forth all of my holdings in Reportable Securities.

OR

☐	Attached to this Initial Holdings Report are most-recent statements for each Personal Account (as defined in LDR’s Code of Ethics) that can hold Reportable Securities. Any Reportable Securities not covered by such statements are listed in the table below.

Name and Type of Security	Exchange Ticker Symbol or CUSIP Number (As Applicable)	Number of Shares (for Equity Securities, e.g., Stocks)	Principal Amount (for Debt Securities, e.g., Bonds)	Broker/Dealer Or Bank Where Securities Are Held

Attach additional pages to this form if necessary

OR

☐     No holdings in Reportable Securities

The undersigned employee certifies that all information contained in this report is true and correct as of _____________ ___, 20___ (which must be a date within 45 days that this report is submitted to the Chief Compliance Officer).

Signature of Employee

Date

CCO RECEIPT/ACKNOWLEDGEMENT:

Name:
Date:

FORM 3: ANNUAL HOLDINGS REPORT

Name of Employee:

Date of Submission Report:

The following sets forth as of _________, 20 __ (the “Annual Holdings Certification Date”): (i) all of my Personal Accounts (as defined in LDR’s Code of Ethics) and (ii) all of my holdings in Reportable Securities (as defined in LDR’s Code of Ethics).

DISCLOSURE OF PERSONAL ACCOUNTS

The following sets forth all of my Personal Accounts.

Record Owner(s) of Account:	Name of Brokerage House or Other Institution:	Account Number:

Attach additional pages to this form if necessary.

The following brokerage accounts were closed during the year:

Record Owner(s) of Account:	Name of Brokerage House or Other Institution:	Account Number:

OR

☐  I do not maintain any Personal Accounts.

(Continued on next page)

DISCLOSURE OF REPORTABLE SECURITIES

☐	The table below sets forth all of my holdings in Reportable Securities.

OR

☐	Attached to this Annual Holdings Report are most-recent statements for each Personal Account (as defined in LDR’s Code of Ethics) that can hold Reportable Securities. Any Reportable Securities not covered by such statements are listed in the table below.

Name and Type of Security	Exchange Ticker Symbol or CUSIP Number (As Applicable)	Number of Shares (for Equity Securities)	Principal Amount (for Debt Securities, e.g., Bonds)	Broker/Dealer Or Bank Where Securities Are Held

Attach additional pages to this form if necessary

OR

☐   No holdings in Reportable Securities

The undersigned employee certifies that all information contained in this report is true and correct as of _______________ ____ , 20 ___ (which must be a date within 45 days of the Annual Holdings Certification Date).

Signature of Employee

Date

CCO RECEIPT/ACKNOWLEDGEMENT:

Name:
Date:

 v

FORM 4: QUARTERLY TRANSACTION REPORT

Name of Employee:

Date of Submission of Report:

☐	The following sets forth all of the transactions in Reportable Securities (as defined in LDR’s Code of Ethics) for the period set forth below.

OR

☐	Attached to this Quarterly Transaction Report are most-recent statements for each Personal Account (as defined in LDR’s Code of Ethics) that holds Reportable Securities. Any transactions in Reportable Securities not covered by such statements are listed in the table below.

Date of Transaction	Nature of Transaction (i.e., purchase, sale or other type of acquisition or disposition)	Name and Type of Security	Price of Security at which Transaction was Effected	Exchange Ticker Symbol or CUSIP Number (As Applicable)	Number of Shares (for Equity Securities)	Principal Amount, Interest Rate and Maturity Date (for Debt Securities, e.g., Bonds)	Broker/Dealer or Bank Through Which Transaction was Effected

OR

__        No transactions in Reportable Securities

The undersigned employee certifies that all information contained in this report is true and correct as of (check appropriate):

March 31, 20__	June 30, 20__
September 30, 20__	December 31, 20__

Signature of Employee

Date

CCO RECEIPT/ACKNOWLEDGEMENT:

Name:
Date:

FORM 5: NON-DISCRETIONARY ACCOUNT CERTIFICATION

Please complete a copy of this certification for each of your Non-Discretionary Accounts (as defined in LDR’S Code of Ethics).

Employee Name

Name on Account:	Account Number: ___________________

Name of Account Manager/Trustee of Account (“Manager”): ________________________

1.	Did you suggest that the Manager make any particular purchases or sales of securities for the above-listed account during the past 12 months? ☐ Yes ☐ No

If “Yes,” please explain:

2.	Did you direct the Manager to make any particular purchases or sales of securities for the above-listed account during the past 12 months? ☐ Yes ☐ No

If “Yes,” please explain:

3.	Did you consult with the Manager as to the particular allocation of investments to be made in the above-listed account during the past 12 months? ☐ Yes ☐ No

If “Yes,” please explain:

The undersigned employee certifies that the information contained in this certification is accurate and complete.

Signature of Employee

Date

CCO RECEIPT/ACKNOWLEDGEMENT:

Name:
Date: